Exhibit 8.1

[On Slaughter and May headed notepaper]

28 October 2011

The Directors	Your reference
Royal Dutch Shell plc
Shell Centre	Our reference
London	WNCW/EBBA
SE1 7NA	Direct line
020 7090 4376

Dear Sirs,

Registration Statement on Form F-3 of Royal Dutch Shell plc dated 28 October 2011 (the
"Registration Statement"): U.K. Tax Section

We have acted as legal advisers to Royal Dutch Shell plc ("RDS") as to certain matters of U.K. tax law relevant to the preparation of the section of the Registration Statement entitled "Taxation - U.K. Taxation" (the "U.K. Tax Section").

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents and subject to the qualifications set out below and in the Registration Statement, we are of the opinion that the statements contained in the U.K. Tax Section, summarising the material U.K. tax consequences for a U.S. holder of the ownership and disposal of securities that may be offered by RDS or Shell International Finance B.V. ("Shell Finance") pursuant to the Registration Statement, fairly summarise the matters therein described.

Our opinion is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retroactive effect.  Any change in applicable laws or the current practice of HM Revenue and Customs, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  Finally, our opinion is limited to the tax matters specifically covered in the U.K. Tax Section.  We have not been asked to address, nor have we addressed, any other tax consequences for U.S. holders (or generally, tax consequences for RDS or Shell Finance).

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Form F-3 Registration Statement and to the references to this opinion in the Registration Statement.  In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is delivered to you in connection with the Registration Statement to be filed with the United States Securities and Exchange Commission on 28 October 2011.  Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully,

/s/ Slaughter and May